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                 P & F INDUSTRIES RENEWS SHAREHOLDER RIGHTS PLAN

     Farmingdale, New York, August 19, 2004 -- P & F Industries, Inc. (Nasdaq NM:PFIN) announced today that its Board of Directors has approved the extension of the benefits afforded by the Company's existing Shareholder Rights Plan. The extension of the benefits was effected by adopting a new Shareholder Rights Plan, which will take effect when the current Rights Plan expires on September 6, 2004. Under the new Rights Plan, which is substantially similar to the expiring Rights Plan, new preferred stock purchase "Rights" will be distributed as a dividend, for each share of the Company's common stock held as of the close of business on September 6, 2004. Each Right will entitle shareholders, in certain circumstances, to buy one one-thousandth of a newly issued share of Series A-2004 Junior Participating Preferred Stock of the Company at an exercise price of $40. The new Rights are redeemable under certain circumstances at $.01 per Right and will expire, unless earlier redeemed, on September 6, 2014.

     The extension of the benefits under the Company's existing Rights Plan is designed to enable the Company's Board of Directors to continue to act effectively in protecting shareholder values upon the expiration of the existing Rights Plan. The new Rights are intended to enable all of the Company's shareholders to continue to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     In a letter being sent to shareholders, Richard A. Horowitz, Chairman of the Board, President and Chief Executive Officer of the Company, said that the new Rights Plan, which is substantially similar to the existing Rights Plan, is intended to continue to protect the interests of the Company's shareholders in the event the Company is confronted with coercive or unfair takeover tactics. He noted that such tactics include "a gradual accumulation of shares in the open market, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, a partial or two-tiered tender offer that does not treat all shareholders equally, or other coercive or unfair takeover tactics which the Board of Directors believes are not in the best interests of the Company's shareholders."

     Mr. Horowitz noted, however, that the Rights Plan "is not intended to prevent an acquisition of the Company on terms that your Board of Directors considers favorable and fair to, and in the best interests of, all shareholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company's Board of Directors and its shareholders of their ability to determine the destiny of the Company."

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     The Rights will be exercisable and transferable apart from the Common Stock only if a person or group, with certain exceptions, acquires beneficial ownership of 15% or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Common Stock.

     Generally, if any person (other than Richard Horowitz, Sidney Horowitz, or their associates) becomes the beneficial owner of 15% or more of the Company's common stock other than pursuant to an offer for all shares which is fair to and otherwise in the best interests of the Company and its shareholders, then each Right not owned by that shareholder or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's exercise price. In addition, the new Rights Plan generally provides that each holder of Rights will receive the foregoing entitlement if (i) Sidney Horowitz and his associates (other than Richard A. Horowitz) become the beneficial owner of 10% or more of the Common Stock, or (ii) Richard A. Horowitz and his associates (including Sidney Horowitz) become the beneficial owner of 46% or more of the Company's common stock, provided however that, if Richard A. Horowitz and his associates (other than Sidney Horowitz) shall be the beneficial owner of 46% or more of the Company's common stock solely because Sidney Horowitz or his associates (other than Richard A. Horowitz) are deemed to be the beneficial owner of 10% or more of the Company's common stock, then the foregoing entitlement shall also apply to Richard A. Horowitz and his associates.

     In addition, if, after any person, with certain exceptions, has become a 15% or more stockholder the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value of twice the Right's exercise price.

     The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person or group, with certain exceptions, has become the beneficial owner of 15% or more of the Company's common stock.

     Details of the Rights Plan are outlined in a summary of the Rights Plan, which will be mailed to shareholders.

     P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware Inc., Green Manufacturing, Inc., and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, hydraulic cylinders, and baseboard and radiant heating products. P&F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

     This is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the

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Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.                    Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.                   Jody Burfening / Seema Brin
Chief Financial Officer                 Investor Relations
631-694-1800                            212-838-3777
www.pfina.com                           jburfening@lhai.com /sbrin@lhai.com


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